Exhibit 2

Roscoe Postle Associates Inc. Suite 501, 55 University Avenue, Toronto, ON M5J 2H7 T (416) 947-0907 F (416) 947-0395 www.rpacan.com

CONSENT OF QUALIFIED PERSON

FILED BY SEDAR

March 28, 2012

British Columbia Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

New Brunswick Securities Commission

Nova Scotia Securities Commission

Prince Edward Island – Department of Provincial Affairs and Attorney General

Securities Division, Department of Justice – Government of Newfoundland and Labrador

Dear Sirs/Mesdames:

I, William E. Roscoe, Principal Geologist, Roscoe Postle Associates Inc. (“RPA”), consent to the public filing of the technical report titled “The Dibwe East Project, Southern Province, Republic of Zambia” (the “Technical Report”) dated March 27, 2012 prepared by Mark B. Mathisen of Denison Mines (USA) Corp. and audited by RPA for the Company.

I further confirm that I have read the written disclosure in the following:

•	the Company’s news release titled “Denison Announces 28.2 Million Lb. Increase in Inferred Resources On Mutanga Project, Zambia” dated February 27, 2012; and

•	the Company’s Annual Information Form dated March 28, 2012

and that they fairly and accurately represent the information in the Technical Report that supports the disclosure.

This letter is provided to the securities regulatory authorities to whom it is addressed pursuant to the requirements of applicable securities legislation and not for any other purpose.

(Signed) “William E. Roscoe”

William E. Roscoe, Ph.D., P.Eng.